UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 1, 2005

Date of Report (Date of earliest event reported)

The Sands Regent

(Exact name of registrant as specified in its charter)

Nevada	0-14050	88-0201135
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 North Arlington Ave.

Reno, Nevada

(Address of principal executive offices) (Zip Code)

(775) 348 2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 1, 2005, the Compensation Committee of the Board of Directors of The Sands Regent (the “Company”) approved grants of and restricted stock (“Shares”) under the Company’s 2004 Equity Incentive Plan (the “Plan”) to certain of the Company’s executive officers and management. Ferenc B. Szony, President and Chief Executive Officer, received 10,000 Shares; Robert Medeiros, Chief Operating Officer, received 5,000 Shares; and Cory T. Klerk, Chief Financial Officer, received 5,000 Shares. A total of 36,600 were issued to employees, including the above executive officers.

Each Share represents one share of the Company’s Common Stock valued at $10.00 per share, representing the closing market price on September 1, 2005. All Shares are subject to the terms and conditions of the Plan. The Shares vest in full on the fourth anniversary of the date of grant, subject to the employee’s employment with the Company on vesting date. Voting and dividend rights accrue to the grantee as of the date the Shares are granted. The Company retains the right to retire any Shares at such time as the grantee is no longer an employee of the Company.

The form of Restricted Stock Agreement executed by the Company’s executive officers is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

In addition, on September 1, 2005, in conjunction with the Acquisition (as defined below), the Company executed a 5-year Amended and Restated Credit Agreement (the “Credit Agreement”), by and among the Company, Last Chance Inc., Zante Inc., Plantation Investments, Inc., each of the financial institutions from time to time listed in Schedule I of the Credit Agreement, and Wells Fargo National Association. The Credit Agreement amends and restates the prior Credit Agreement, dated as of April 2, 2004 (the “Original Agreement”). The Credit Agreement provides for the following amendments to the Original Agreement: (i) increased the maximum outstanding amount under the Credit Agreement to $47.0 million, from $38.1 million prior to the Acquisition and (ii) revised and extended the principal payment schedule with all outstanding principal and interest due in full on September 1, 2010. No other amendments to the Original Agreement were made.

The Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 1, 2005, the Company completed the previously announced acquisition of the assets of the Depot Casino and the Red Hawk Sports Bar in Dayton, Nevada (the “Acquisition”). Under the terms of the Asset Purchase Agreement (the “Agreement”) dated February 25, 2005, and incorporated by reference, between DAYTON GAMING, INC. and THE SANDS REGENT, INC., BUYERS and DAYTON DEPOT, REDHAWK VENTURES, LLC and, THE WANDLER FAMILY TRUST, SELLERS and, STAGS LEAP PARTNERS, LLC; the Company has paid a preliminary purchase price of approximately $10.7 million, plus working capital, consisting of $10.0 million in cash and approximately $700,000 in shares of the Company common stock. The final purchase price will be based on the twelve-month financial performance of the Dayton properties as outlined in the Agreement.

The Company issued a press release announcing the completion of the Acquisition, a copy of which is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On September 1, 2005, the Company issued a press release announcing its results of operations and financial condition for its fiscal year ended June 30, 2005. The full text of the press release is set forth in Exhibit 99.2 attached hereto.

This information and the information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report is not incorporated by reference into any filings of the Company made under the Securities Act of 1933, as amended, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing unless specifically stated so therein.

Item 9.01	Financial Statements and Exhibits.

10.1	Amended and Restated Credit Agreement dated September 1, 2005

10.2	Form of Restricted Stock Agreement

99.1	Press release announcing the completion of an agreement to acquire two properties in Dayton, Nevada.

99.2	Press release announcing fourth quarter and full year earnings for the fiscal year ending June 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2005	By:	/s/ FERENC B. SZONY
Ferenc B. Szony